Exhibit 99.6

June 21, 2019

Chico’s FAS, Inc.

11215 Metro Parkway

Fort Myers, Florida 33966

Attention:	David F. Walker, Chair of the Board

Greg Baker, Senior Vice President, General Counsel and Corporate Secretary

Dear Mr. Walker and Mr. Baker:

This letter is sent on behalf of Cermak Road LLC (“Cermak”), Cermak Road Ltd., a member of Cermak (“Cermak Ltd.”), Sycamore Partners III-A, L.P., the sole shareholder of Cermak Ltd. (“Sycamore III-A”), Sycamore Partners III, L.P., a member of Cermak (“Sycamore III”), Sycamore Partners III GP, L.P., the general partner of Sycamore III (“Sycamore GP”), Sycamore Partners III GP, Ltd., the general partner of Sycamore GP (“Sycamore Ltd.”), and Stefan L. Kaluzny, a director of Sycamore Ltd. (collectively, the “Acquiring Person”). The Acquiring Person owns, directly or indirectly, 7,640,620 shares of common stock of Chico’s FAS, Inc. (the “Company”).

Pursuant to the Florida Business Corporation Act, Florida Statutes, Section 607.0902:

(i)	please find attached to this letter an Acquiring Person Statement;

(ii)

the Acquiring Person hereby requests that (a) within 10 days of this request, the directors of the Company, or others authorized to call such a meeting under the Company’s articles of incorporation or bylaws, call a special meeting of shareholders of the Company for the purpose of considering the voting rights to be accorded the shares acquired or to be acquired in the control share-acquisition described in the Acquiring Person Statement, and (b) such special meeting not be held sooner than 30 days after receipt by the Company of the Acquiring Person Statement; and

(iii)	the Acquiring Person hereby undertakes to pay the Company’s expenses of such special meeting.

Sincerely,

/s/ Stefan L. Kaluzny
Stefan L. Kaluzny Managing Director Sycamore Partners (212) 796-8555 skaluzny@sycamorepartners.com

Sycamore Partners Management, L.P.                 9 West 57th Street, 31st Floor New York, New York 10019

ACQUIRING PERSON STATEMENT

Pursuant to the Florida Business Corporation Act, Florida Statutes, Section 607.0902

Chico’s FAS, Inc.

(NAME OF ISSUING PUBLIC CORPORATION)

11215 Metro Parkway, Fort Myers, Florida 33966

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

Cermak Road LLC and others named below

(NAME OF ACQUIRING PERSON)

June 21, 2019

ITEM (a)        IDENTITY OF THE ACQUIRING PERSON:

Cermak Road LLC (“Cermak”), Cermak Road Ltd., a member of Cermak (“Cermak Ltd.”), Sycamore Partners III-A, L.P., the sole shareholder of Cermak Ltd. (“Sycamore III-A”), Sycamore Partners III, L.P., a member of Cermak (“Sycamore III”), Sycamore Partners III GP, L.P., the general partner of Sycamore III (“Sycamore GP”), Sycamore Partners III GP, Ltd., the general partner of Sycamore GP (“Sycamore Ltd.”), and Stefan L. Kaluzny, a director of Sycamore Ltd. (collectively, the “Acquiring Person”).

ITEM (b)        PURPOSE OF THIS STATEMENT:

This Acquiring Person Statement is given pursuant to Section 607.0902 of the Florida Statutes (the “Control Shares Acquisition Statute”).

ITEM (c)        NUMBER OF SHARES OWNED:

The Acquiring Person owns, directly or indirectly, 7,640,620 shares of common stock (“Common Stock”) of Chico’s FAS, Inc. (the “Company”). Each of the entities and persons which comprise the Acquiring Person may be deemed to beneficially own, within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), all of the shares of Common Stock owned by the Acquiring Person.

ITEM (d)        RANGES OF VOTING POWER:

Except for the possible effect of Section 607.0902 of the Control Shares Acquisition Statute, the Acquiring Person would be deemed to have voting power, as provided in Section 607.0902 of the Control Shares Acquisition Statute, with respect to 7,640,620 shares of the Common Stock, or approximately 6.5 percent of the issued and outstanding shares of the Common Stock (based on 117,944,837 shares outstanding as of May 28, 2019 as set forth in the Company’s Form 10-Q for the quarter ended May 4, 2019), which does not fall within the voting power ranges as set forth in Section 607.0902.

In addition, the Acquiring Person intends to acquire additional shares of Common Stock (including “control share acquisitions” within the meaning of Section 607.0902) pursuant to which its range of voting power may exceed (i) the one-fifth or more but less than one-third of all voting power range, (ii) the one-third or more but less than a majority of all voting power range, and (iii) the majority or more of all voting power range.

ITEM (e)        PLANS WITH RESPECT TO ADDITIONAL PURCHASES OF COMMON STOCK:

The Acquiring Person has sent a letter (the “Letter”) to the Chair of the Board of Directors of the Company, dated June 19, 2019 (a copy of which has been filed as an exhibit to Amendment No. 1 to the Schedule 13D filed by the Acquiring Person with the Securities and Exchange Commission on June 19, 2019), pursuant to which the Acquiring Person has proposed a transaction in which the Acquiring Person would acquire all of the outstanding shares of the Common Stock not owned by the Acquiring Person at a price of $3.00 per share in cash (the “Potential Acquisition”).

The Acquiring Person reserves the right to purchase additional shares of Common Stock (including without limitation any purchases which would be deemed to constitute a “control-share acquisition” within the meaning of Section 607.0902) in a transaction other than the Potential Acquisition and/or at a different price per share of Common Stock from that proposed in the Letter, and/or in the public markets or in privately-negotiated transactions with other shareholders (“Additional Purchases”).

With respect to the Potential Acquisition and any such Additional Purchases, the Acquiring Person represents that if consummated, the Potential Acquisition and/or any such Additional Purchases will not be contrary to law and that it has the financial capacity to consummate the Potential Acquisition and/or to make all such Additional Purchases out of funds currently available to the Acquiring Person without the necessity of borrowing any funds. The Acquiring Person bases its statement regarding compliance with law on its intended compliance with applicable state and federal laws, including federal securities laws.

OTHER CONSIDERATIONS:

The Acquiring Person reserves the right to challenge the constitutionality and validity of the Florida Control Share Acquisition Statute and/or the validity of any purported application thereof to the Acquiring Person.

This Statement does not constitute a solicitation of a proxy, for or with respect to the annual meeting or any special meeting of the Company’s shareholders. Any such solicitation will be made only pursuant to a separate proxy solicitation complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended.